Exhibit 5.4

January 11, 2019

21203-26

Eldorado Resorts, Inc.

100 West Liberty Street, Suite 1150

Reno, Nevada 89501

Re:	Eldorado Resorts, Inc.: Florida, Mississippi and Louisiana Opinion

Ladies and Gentlemen:

We have acted as special counsel to PPI, Inc., a Florida corporation (“PPI”) and Pompano Park Holdings, LLC, a Florida limited liability company (“Pompano Park, and together with PPI, the “Florida Guarantors”), Catfish Queen Partnership in Commendam, a Louisiana partnership (“Catfish Queen”), Centroplex Centre Convention Hotel, L.L.C., a Louisiana limited liability company (“Centroplex”), Eldorado Casino Shreveport Joint Venture, a Louisiana general partnership (“ECSJV”), St. Charles Gaming Company, L.L.C., a Louisiana limited liability company (“St. Charles”), and IOC Holdings, L.L.C., a Louisiana limited liability company (“Holdings” and together with Catfish Queen, Centroplex, ECSJV and St. Charles, collectively the “Louisiana Guarantors”), Lighthouse Point, LLC, a Mississippi limited liability company (“Lighthouse”), IOC-Lula, Inc., a Mississippi corporation (“IOC-Lula”) and Rainbow Casino-Vicksburg Partnership, L.P., a Mississippi limited partnership (“Rainbow” and together with Lighthouse and IOC-Lula, collectively the “Mississippi Guarantors” and together with the Florida Guarantors and the Louisiana Guarantors, collectively the “Guarantors”), in connection with the filing of a registration statement by Eldorado Resorts, Inc. (the “Company”), on Form S-4 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), with respect to up to $600,000,000 in aggregate principal amount of 6% Senior Notes due 2026 (the “Exchange Notes”) of the Company, and the related guarantees of the Exchange Notes (the “Exchange Guarantees”) by the Guarantors to be issued in exchange for an equal aggregate principal amount of the Company’s outstanding 6% Senior Notes due 2026 (the “Existing Notes”) and the related guarantees of the Existing Notes issued September 20, 2018 pursuant to (i) the Indenture (the “Indenture”), dated as of September 20, 2018, among the Company, the guarantors party thereto and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by that certain supplemental indenture dated as of October 1, 2018 (the “Supplemental Indenture”) and (ii) the Registration Rights Agreement, dated as of September 20, 2018, as supplemented by that certain Joinder Agreement to Registration Rights Agreement, dated as of October 1, 2018 (the “Registration Rights Agreement”), among the Company, the guarantors party thereto and the other parties party thereto. Capitalized terms used herein not otherwise defined shall have the meanings specified in the Registration Statement.

This opinion letter with respect to Florida law has been prepared and is to be construed in accordance with the “Report on Third-Party Legal Opinion Customary Practice in Florida, dated December 3, 2011,” published by the Legal Opinion Standards Committees of the Business Law and Real Property, Probate and Trust Law Sections of the Florida Bar (the “Report”). The Report is incorporated by reference into this opinion letter.

COUNSELORS AT LAW

II City Plaza  |  400 Convention Street, Suite 1100  |  Baton Rouge, Louisiana 70802-5618  |  Post Office Box 4412  |  Baton Rouge, Louisiana 70821-4412

225-346-0285  |  225-381-9197 Fax  |  phelpsdunbar.com

January 11, 2019

This opinion letter is limited to the matters expressly stated herein and is rendered solely in connection with the Transaction Document (as defined herein) unless otherwise expressly stated herein. No opinions are to be inferred or implied beyond the opinions expressly so stated.

DOCUMENTS EXAMINED

In connection with our opinion we have examined, among other things, executed copies of the following documents:

A.	the form of Registration Statement;

B.	the Indenture;

C.	the Registration Rights Agreement;

D.	the Supplemental Indenture (together with the Registration Rights Agreement, also referred to herein as the “Transaction Documents”);

E.

E. the Action by Written Consent of the Authorized Representatives of the Transaction Parties dated September 6, 2018, as supplemented by that certain Action by Written Consent of the Authorized Representatives of the Transaction Parties dated October 1, 2018, which include, among others, the Guarantors (the “Written Consent”);

F.	the corporate, partnership and organizational documents listed on Schedule I attached hereto; and

G.

Such other documents, matters, statutes, ordinances, published rules and regulations, published judicial and governmental decisions interpreting or applying the same, and other official interpretations as we deem applicable in connection with this opinion.

The documents listed in items A through C are herein sometimes collectively referred to as the “New York Documents”. This opinion with respect to the Transaction Documents shall not be deemed to extend to other documents or agreements which are incorporated therein by reference, or which may be attached to the Transaction Documents as exhibits or otherwise referenced therein or purported to be continued, consolidated or restated thereby. We have assumed that the Transaction Documents as executed is in the form of the latest distributed execution draft provided to us with all blanks, schedules and exhibits therein accurately completed and attached. The Company and the Guarantors are herein sometimes collectively referred to as the “Transaction Parties” (and each as a “Transaction Party”). The documents listed in items A through G are herein sometimes collectively referred to as the “Documents”.

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RELIANCE AND ASSUMPTIONS

In addition, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such agreements, instruments, documents, certificates, consents, corporate resolutions or other statements of public officials and of company officers and representatives and such other papers as we have deemed necessary for purposes of this opinion. As to questions of fact material to the opinions hereinafter expressed, we have without independent investigation relied upon information from and certificates of company officers and public officials (including without limitation certificates of existence and good standing issued by the Florida, Louisiana and Mississippi Secretaries of State) and upon the recitals and representations set forth in the Documents.

For the purposes of this opinion, we have assumed, without independent inquiry or investigation:

(a) The genuineness of all signatures on the documents reviewed by us, the legal capacity of natural persons, the conformity to the originals of all documents submitted to us as copies thereof, and the authenticity of all documents submitted to us as original documents;

(b) The due authorization, execution and delivery of the Documents by all parties thereto (other than the Guarantors);

(c) (i) That each of the parties to the Documents (other than the Guarantors) is duly organized, validly existing and in good standing under the laws of the respective jurisdiction governing its organization, (ii) that each of the parties to the Documents (other than Guarantors) has all corporate power and authority required to carry on its business as now conducted and to execute, deliver and perform the Documents, and (iii) that the execution, delivery and performance of the Documents and the consummation of the transactions contemplated thereby does not violate the corporate or other charter documents or bylaws of, or any corporate or banking law pertinent to, or agreement or court order or judgment binding upon, each such party (other than the Guarantors) thereto;

(d) That any authorizations, approvals or other actions by, and notices to or filings with, any court or any federal or other governmental authority necessary for the execution, delivery, effectiveness and performance of the Documents by the parties thereto (or the parties on whose behalf they are acting) have been obtained or made;

(e) That the execution, delivery and performance of the Transaction Documents by the parties thereto do not violate any laws or regulations of any governmental authority (other than a Florida, Louisiana or Mississippi governmental authority);

(f) That each of the applicable Transaction Parties has received consideration for the grant of the Exchange Guarantees;

(g) That the New York Documents constitute the legal, valid and binding obligations of the parties thereto under the laws of the State of New York;

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(h) That any New York court and any federal court applying New York principles of choice of law in a properly presented case will uphold the choice of New York law to govern the New York Documents;

(i) That the Trustee will enforce its rights and remedies in good faith and in a commercially reasonable manner;

(j) That there are no documents or agreements between or among any of the Transaction Parties on the one part and any Initial Purchaser, noteholder or other signatories on the other part which alter the provisions of the Documents and which would have an effect on the opinions expressed in this opinion letter;

(k) That the Documents are enforceable against all parties thereto in accordance with their terms;

(l) The due authorization, execution and delivery of the Written Consent by the following entities who are partners of ECSJV: (i) Eldorado Shreveport #1, LLC; and (ii) Eldorado Shreveport #2, LLC;

(m) The due authorization, execution and delivery of the Written Consent by the following entities who are partners of Catfish Queen: (i) New Tropicana Opco, Inc.; (ii) New Jazz Enterprises, LLC; and (iii) New Tropicana Holdings, Inc.; and

(n) The due authorization, execution and delivery of the Written Consent by the following entities who are partners of Rainbow: (i) IOC-Vicksburg, Inc.; and (ii) IOC-Vicksburg, L.L.C.

We have not reviewed, and express no opinion as to, any instrument or agreement (other than the Transaction Documents) referred to or incorporated by reference in the Documents.

We have not made or undertaken to make any investigation as to factual matters or as to the accuracy or completeness of any representation, warranty, data or any other information, whether written or oral, that may have been made by or on behalf of the parties to the Documents or otherwise, and we assume, in giving this opinion, that none of such information, if any, contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements made, in light of the circumstances in which they are made, not misleading.

OPINIONS

Based upon the foregoing assumptions and subject to the other limitations, assumptions and qualifications set forth below, we are of the opinion that:

1. PPI is a corporation organized under Florida law, its corporate status is active, and it has the corporate power and authority, as applicable, to execute, deliver and perform its obligations under the Transaction Documents. Pompano Park is a limited liability company organized under Florida law, its limited liability company status is active, and it has the limited liability company power and authority, as applicable, to execute, deliver and perform its obligations under the Transaction Documents.

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2. Catfish Queen and ECSJV each has been duly formed and is validly existing and in good standing under the laws of the State of Louisiana, has requisite partnership power and authority, as applicable, to execute, deliver and perform its obligations under the Transaction Documents. Centroplex, St. Charles and Holdings each has been duly organized and is validly existing and in good standing under the laws of the State of Louisiana, has requisite limited liability company power and authority, as applicable, to execute, deliver and perform its obligations under the Transaction Documents.

3. Lighthouse has been duly organized and is validly existing and in good standing under the laws of the State of Mississippi, has requisite limited liability company power and authority, as applicable, to execute, deliver and perform its obligations under the Transaction Documents. IOC-Lula has been duly incorporated and is validly existing as a corporation in good standing under the laws of the State of Mississippi, has requisite corporate power and authority, as applicable to execute, deliver and perform its obligations under the Transaction Documents. Rainbow has been duly formed and is validly existing as a limited partnership in good standing under the laws of the State of Mississippi, has requisite limited partnership power and authority, as applicable, to execute, deliver and perform its obligations under the Transaction Documents.

4. The Transaction Documents have been duly authorized, executed and delivered by the Guarantors and are legally valid and binding obligations of the Guarantors, enforceable against the Guarantors in accordance with their terms.

EXCEPTIONS AND QUALIFICATIONS

In addition to the qualifications set forth above, the opinions set forth herein are also subject to the following additional assumptions, exceptions, qualifications and limitations:

A. The opinions provided above are limited by the effect of bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect affecting the rights of creditors generally, and by general principles of equity (whether enforcement is considered in a proceeding in equity or at law), including (without limitation) concepts of materiality, reasonableness, good faith and fair dealing which among other effects may limit the availability of certain remedies including (without limitation) the rights of self help, injunctive relief and specific performance, and by Gaming Laws. In particular, we express no opinion as to the possible applicability of provisions of the bankruptcy, insolvency and similar laws of the United States and the States of Florida, Louisiana and Mississippi pertaining to fraudulent conveyances or of the admiralty laws of the United States pertaining to equitable subordination. The opinions expressed above are limited to the extent the Exchange Guarantees were not made for fair consideration or have not furthered the business interests of the Guarantors.

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B. (1) We express no opinion as to the validity, performance and enforceability of the following provisions in the Documents: (i) appointments of any party as attorney in fact for another party, or grants of irrevocable proxies to vote stock or other entity ownership interests; (ii) prospective ratifications and confirmations of actions, consents to jurisdiction, venue and non judicial service of process, provisions permitting acceleration of indebtedness without notice of acceleration, and waivers of set off, subrogation, notices, court hearings, legal delays, venue objections, improper service objections, jury trial, statutes of limitations or liberative prescription periods, or waivers of claims, damages, counterclaims or defenses not now known or not presently in existence, or global waivers of rights and remedies afforded by law; (iii) provisions which purport to establish evidentiary standards or the conclusiveness or reasonableness of determinations or actions; (iv) prohibitions of amendment or waiver of any of the provisions of the Documents other than by agreements in writing, and provisions authorizing the delay or failure to exercise a right without waiving such right; (vi) provisions relating to the severability of agreements; (vii) provisions which release a party for or indemnify a party against its own intentional or gross fault or punitive damages, or matters involving violations of federal or state securities laws; (viii) provisions which purport to establish that funds or other property are or will be held by a party in trust for another party; (ix) authorizations of attorney’s fees or liquidated damages to the extent that a court determines that such fees or damages are not reasonable in amount; and (x) fraudulent conveyance savings clauses.

(2) We express no opinion as to the validity or enforceability of the New York Documents, and the opinions expressed above should not be construed as extending thereto.

C. (1) The opinions expressed above do not extend to, and we express no opinion as to, whether the Transaction Parties have made any filings or obtained or maintained any authorizations or permits required by or necessary for the operation of their respective businesses, and in particular whether or not the Transaction Parties or their properties are in compliance with any Gaming Laws, any environmental law or regulation, any Coast Guard regulation, or any zoning, health or safety law or regulation.

(2) Our opinions expressed above are based upon a review of those statutes and regulations which, in our experience, are normally applicable to transactions of the type contemplated by the Documents.

D. (1) You are aware that the Transaction Parties are subject to the Gaming Laws and federal statutes, regulations and orders regulating gaming. The recipients of this opinion understand and acknowledge that the parties to and the transactions contemplated by the Documents, and the suitability of the Transaction Parties to conduct gaming operations, remain subject to continuing review by gaming authorities, and the Transaction Parties are subject from time to time to administrative proceedings and investigations. In particular, we do not express an opinion or imply that the gaming licenses and suitability of the Transaction Parties will continue, or that such matters will not be affected by facts and circumstances not known to us on the date hereof.

(2) You should be aware that the Florida Department of Business and Professional Regulation, Division of Pari-mutuel Wagering, Louisiana Gaming Control Board and the Mississippi Gaming Commission retains broad discretion to require any person directly or indirectly involved with a gaming licensee such as the pertinent Transaction Parties, including without limitation a lender or holder of indebtedness of a gaming licensee, to apply for a license or finding of suitability and to be found suitable in order to remain the holder of a note.

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E. We express no opinion as to the application or effect of any state or federal securities, blue sky, zoning, land use, environmental, patent or other intellectual property or tax laws. We have not been requested to review, and have not undertaken to review, federal or state banking laws or regulations. We express no opinion with respect to any proposed transfer of the Documents, the requirements therefor, or the application of any federal or state laws applicable to the sale of any interest in any Documents.

F. No opinion is to be implied herein or inferred herefrom as to (1) the financial ability of the Transaction Parties to meet their respective obligations under the Documents, (2) the truthfulness or accuracy of any financial statements, reports, plans or documents or other facts furnished to you by the Transaction Parties in connection with the Documents, (3) the truthfulness or accuracy of any statements of fact made by the Transaction Parties in the Documents or any other documents described herein except to the extent that such matters are expressly addressed herein, or (4) whether any of the obligations, covenants or agreements contained in the Documents in fact have been or will be fulfilled, completed or performed. We have assumed that no facts exist that would make available the defenses of error, fraud or other vices of consent.

G. We express no opinion as to the effect of compliance by the Trustee or any lender with any state or federal laws or regulations applicable to the transactions because of the nature of any of its respective businesses.

H. Our opinion expressed above in Opinion paragraphs 1, 2 and 3 does not extend to, and we express no opinion as to, whether any of the Guarantors are in “tax good standing” as to the payment of or filings related to Florida, Louisiana or Mississippi taxes (as opposed to filings relating to its entity status with the Florida, Louisiana or Mississippi Secretaries of State).

I. Our opinion expressed above in Opinion paragraph 4 regarding the execution and delivery of the Transaction Documents is based upon our review of copies of executed signature pages for the Transaction Documents provided to us by others purportedly present at the closing of the transactions contemplated by the Transaction Documents. We did not physically witness the execution or delivery of the Transaction Documents.

This opinion is limited to the laws of the States of Florida, Louisiana and Mississippi. We express no opinion as to the laws of the federal government, any other state or any foreign jurisdiction or any matters of municipal law. Furthermore, no opinion is expressed herein as to the effect of any future acts of the parties or changes in existing law. We undertake no responsibility to advise you of any changes after the date hereof in the law or the facts presently in effect that would alter the scope or substance of the opinions herein expressed. This letter expresses our legal opinion as to the foregoing matters based on our professional judgment at this time; it is not, however, to be construed as a guaranty, nor is it a warranty that a court considering such matters would not rule in a manner contrary to the opinions set forth above.

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We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act or the rules and regulations of the Commission promulgated thereunder. This opinion is rendered as of the date hereof, is intended solely for your benefit and may be relied upon only by you in connection with the filing of the Registration Statement as described herein. This opinion may not be relied upon by you for any other purpose, and may not otherwise be used, circulated, quoted or relied upon without our prior written consent. Notwithstanding the foregoing, copies of this Opinion may be provided to your accountants, attorneys and other professional advisors and to regulatory agencies having jurisdiction over you. At your request, we hereby consent to reliance hereon by any future participants in or assigns of your interests in the Documents to the extent such participants or successors or assigns are expressly permitted by the Indenture, but we express no opinion with respect to any issue arising out of or related to (i) the identity or status of any such assignee, successor or participant or (ii) any subsequent transaction. We shall have no obligation to revise or reissue this opinion with respect to any transaction which occurs after the date hereof and we undertake no responsibility or obligation to consider this opinion’s applicability or correctness to any Person other than its addressee.

Very truly yours

/s/ Phelps Dunbar, L.L.P.
Phelps Dunbar, L.L.P.

Schedule I

1.	Copy of the Articles of Incorporation of PPI;

2.	Copy of the By-Laws of PPI;

3.	Certificate of Status, dated January 10, 2019, issued by the Secretary of State of the State of Florida, with respect to PPI;

4.	Copy of the Articles of Organization of Pompano Park, as amended and restated by that certain Amendment and Restatement of Articles of Organization of Pompano Park;

5.	Certificate of Status, dated January 10, 2019, issued by the Secretary of State of the State of Florida, with respect to Pompano Park;

6.	Copy of the Amended and Restated Operating Agreement of Pompano Park;

7.	Certified copy of the Second Amended and Restated Partnership Agreement for Catfish Queen;

8.	Certificate of Existence, dated January 10, 2019, issued by the Secretary of the State of Louisiana, with respect to Catfish Queen;

9.	Certified copy of the Articles of Organization of Centroplex;

10.	Certified copy of the Operating Agreement for Centroplex;

11.	Certificate of Good Standing, dated January 10, 2019, issued by the Secretary of the State of Louisiana, with respect to Centroplex;

12.	Certified copy of the Partnership Agreement for ECSJV;

13.	Certificate of Existence, dated January 10, 2019, issued by the Secretary of the State of Louisiana, with respect to ECSJV;

14.	Certified copy of the Articles of Organization for St. Charles;

15.	Copy of the Operating Agreement of St. Charles;

16.	Certificate of Good Standing, dated January 10, 2019, issued by the Secretary of the State of Louisiana, with respect to St. Charles;

17.	Certified copy of the Articles of Organization for Holdings;

18.	Copy of the Operating Agreement of Holdings;

19.	Certificate of Good Standing, dated January 10, 2019, issued by the Secretary of the State of Louisiana, with respect to Holdings;

20.	Certified copy of the Certificate of Formation for Lighthouse;

21.	Copy of the Limited Liability Company Agreement of Lighthouse;

22.	Certificate of Good Standing, dated January 10, 2019, issued by the Secretary of the State of Mississippi, with respect to Lighthouse;

23.	Certified copy of the Articles of Incorporation for IOC-Lula;

24.	Copy of the Bylaws of IOC-Lula;

25.	Certificate of Good Standing, dated January 10, 2019, issued by the Secretary of the State of Mississippi, with respect to IOC-Lula;

26.	Certified copy of the Certificate of Limited Partnership for Rainbow;

27.	Copy of the Limited Partnership Agreement for Rainbow; and

28.	Certificate of Good Standing, dated January 10, 2019, issued by the Secretary of the State of Mississippi, with respect to Rainbow.